Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Equity Long/Short Fund

a Series of Nuveen Investment Trust II (the  Trust )

811-08333

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve new sub-advisory agreements, to approve revisions to, or elimination of, certain fundamental investment policies and to elect Board Members. The meeting was subsequently adjourned to August 15, September
19, September 29 and September 30, 2014.


The results of the votes in September for the new
Investment Management Agreement and Sub-
Advisory Agreements and the fundamental
investment policy changes were as follows:

<c> Nuveen Equity
Long/Short Fund

To approve a new investment
management agreement between
the Trust and Nuveen Fund
Advisors, LLC.


   For
             451,151
   Against
                 4,078
   Abstain
               11,427
   Broker Non-Votes
             201,917
      Total
             668,573


To approve a new sub-advisory
agreement between Nuveen
Fund Advisors and Nuveen Asset
Management, LLC


   For
             456,043
   Against
               10,419
   Abstain
               11,528
   Broker Non-Votes
             198,413
      Total
             676,403


To approve revisions to the
fundamental policy related to the
purchase and sale of
commodities.


   For
             454,020
   Against
                 5,524
   Abstain
               18,445
   Broker Non-Votes
             198,414
      Total
             676,403




Proxy materials are herein incorporated by reference to the SEC filing on June 18, 2014, under Conformed Submission Type DEF 14A, accession number 0001193125-14-240352.